Exhibit 8(c)

ACCOUNTING SUPPORT AND ADMINISTRATION AGREEMENT

This Accounting Support and Administration Agreement is made as of January 1, 2021 by and among BlackRock Advisors, LLC, a Delaware limited liability company (“BlackRock”), and each entity listed on Schedule A hereto, together with any other entity which may from time to time become a party to this Agreement by execution of an Instrument of Accession substantially in the form attached as Exhibit 1 hereto (each a “Fund” and collectively, the “Funds” and together with BlackRock, the “Parties”) (the “Agreement”). The Agreement shall be effective as of January 1, 2021.

WITNESSETH:

WHEREAS, each Fund desires to memorialize the arrangement with BlackRock for BlackRock to furnish certain accounting support services and to bear certain expenses, on the terms and conditions set forth herein;

WHEREAS, BlackRock and each Fund have entered into a separate Management Agreement (the “Management Agreement”) with respect to the Fund’s investment portfolios;

WHEREAS, each Fund is registered with the Securities and Exchange Commission (the “Commission”) as a management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

NOW, THEREFORE, for good and valuable consideration, the adequacy and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, it is agreed between the Parties hereto as follows:

1.    Appointment.

(a)    Each Fund hereby appoints BlackRock to provide accounting support services with respect to the Funds as specified below, on the terms and for the periods set forth in this Agreement. BlackRock accepts such appointment and agrees to perform the services and duties set forth in this Agreement in return for a monthly fee as specified in Section 4 herein.

(b)    In the event that a Fund establishes one or more additional series of shares with respect to which it desires to have BlackRock render services under the terms hereof; it shall so notify BlackRock and thereafter such series will be subject to the terms and conditions of this Agreement, and shall be maintained and accounted for by BlackRock on a discrete basis.

2.    Services and Duties. Pursuant to this Agreement, BlackRock agrees to perform the following accounting support services:

(a)    BlackRock shall perform the following duties in the manner prescribed by each Fund’s charter document and currently effective registration statement (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”), and the 1940 Act relating to all portfolios and all amendments and supplements thereto as in effect from time to time, and further in accordance with such written procedures, as may be established between the Fund and BlackRock from time to time:

(1)

Perform calculations of certain Fund expenses, including the allocation of such expenses among the Funds where appropriate, and communicate such details to Fund service providers for processing in Fund accounting records;

(2)	Oversee the application of the Funds’ policies for fair valuation of investment securities and prepare periodic reports to the Funds’ Boards of Trustees/Directors;

(3)

Design, implement and periodically evaluate the Funds’ Disclosure Controls and Procedures as required by the 1940 Act, including the activities of the Funds’ Disclosure Committee and reporting to the Funds’ Boards of Trustees/Directors as necessary;

(4)	Oversee relationships with banks related to leverage activities in which the Funds engage; negotiate terms of such lending arrangements;

(5)	Provide support and data necessary for the execution of Fund year-end audits, including pricing and other investment security data required for the audit confirmation process;

(6)	Prepare and submit documentation relative to the Funds’ accounts with non-U.S. custodian banks;

(7)

Monitor class action events and review for Fund eligibility; prepare necessary documentation including obtaining necessary information from Fund service providers; ensure timely submission of claims by outside service providers; upon receipt of proceeds, allocate such proceeds among applicable Funds and analyze the tax character of such payments for proper tax treatment;

(8)

In support of the Funds’ Audit Committees, oversee the relationship between the Funds and their independent accountants and ensure that audit and non-audit fees are pre-approved in accordance with the Funds’ pre-approval policies;

(9)	Calculate and disseminate certain Fund performance measures not performed by other Fund service providers;

(10)	Supply various normal and customary Fund statistical data, not provided by other Fund service providers, as required on an ongoing basis;

(11)	From time to time, prepare analyses of proposed mergers involving the Fund, if any, and submit recommendations to the Funds’ Boards of Trustees/Directors;

(12)	Provide such other accounting support services as may be required to enable each Fund to maintain its books and records in compliance with applicable laws and generally accepted accounting principles.

(b)    Consistent with the requirements of Rule 31a-3 under the 1940 Act, BlackRock agrees that all records which it maintains with respect to each Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s request. Copies of any such records maintained by BlackRock will be provided by BlackRock to the Fund upon the Fund’s reasonable request and at BlackRock’s expense. BlackRock further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under said Act but only to the extent that such records necessarily and specifically relate to the services required to be performed by BlackRock hereunder.

(c)    BlackRock will provide information and documentation relating to the Funds or other assistance relating to such information and documentation as the Funds may reasonably request to help the Funds respond to any government or regulatory request made to the Funds, including but not limited to a subpoena or request for information.

3.    Expenses Borne by BlackRock. Except as otherwise provided in this Agreement, BlackRock agrees to bear all costs of the operations of each Fund, including but not limited to governmental fees; interest charges; fees and expenses of its legal counsel (other than as set forth below) and its transfer agent and dividend disbursing agent; fees paid to shareholder servicing, shareholder servicing and processing, and other special purpose agents; expenses of preparing and printing any stock certificates, prospectuses, statements of additional information, shareholders’ reports, notices, proxy statements and reports to regulatory agencies; office supplies; premiums for fidelity bonds and errors and omissions and/or officers and trustees liability insurance; trade association membership dues; pricing services, if any; fees and expenses of any custodian and fund accountant, including those for keeping books and accounts and calculating the net asset value per share in the Funds; expenses of shareholders’ meetings; expenses relating to the issuance, registration, qualification and redemption of shares of the Funds; and organizational expenses. Notwithstanding anything to the contrary in this Agreement (but subject to the proviso to the first sentence of paragraph 4 below), BlackRock shall not be required to bear (a) any portion of brokerage or other expenses connected with the execution of portfolio securities transactions for a Fund, (b) fees payable to the investment adviser under its advisory contracts with, or on behalf of, a Fund, (c) any distribution and/or service fees payable as a result of any distribution and service plan adopted by a Fund’s Board of Trustees/Directors pursuant to Rule 12b-1 under the 1940 Act, (d) each Fund’s pro rata portion of the compensation of the Trustees/Directors who are not “interested persons” (as defined in the 1940 Act) of a Fund (“Independent Trustees/Directors”), (e) travel expenses of the Independent Trustees/Directors in connection with their attendance at Board and other meetings relating to a Fund, (f) fees and expenses of legal counsel for the Independent Trustees/Directors, (g) fees and expenses of each Fund’s independent auditors, (h) litigation expenses (including counsel fees and expenses in connection with litigation), (i) taxes (including income, excise, transfer and withholding taxes), or (j) any other cost or expense that a majority of the Independent Trustees/Directors deems to be an extraordinary expense.

4.    Administration Fees

(a)    In consideration of the accounting support services to be provided and the expenses to be borne by BlackRock under this Agreement, each Fund shall pay BlackRock a monthly fee on the first business day of each month at the applicable annual rates specified as a percentage of daily net assets on Schedule A attached to this Agreement, provided that the amount of the fee payable on behalf of such Fund shall be reduced by an amount equal to the amounts payable by such Fund for expenses described in paragraph 3(d), (e), (f) and (g) above. If the fees payable to BlackRock under this paragraph begin to accrue after the beginning of any month or if this Agreement terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of the month to the termination date, respectively, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. For purposes of calculating each such monthly fee, the value of each Fund’s net assets shall be computed in the manner specified in each Fund’s Prospectus, as supplemented from time to time, for the computation of the value of the Fund’s net assets in connection with the determination of the net asset value of a Fund’s shares. For purposes of this Agreement, a “business day” is any day the Fund is open for business.

(b)    BlackRock hereby represents and warrants to the Funds that (i) the terms of this Agreement, (ii) the costs and expenses associated with this Agreement, and (iii) any benefits accruing to BlackRock (or any affiliate thereof) in connection with this Agreement, have been fully disclosed to the Board of Trustees/Directors of the Funds and that, if required by applicable law, such Board of Trustees/Directors has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.

5.    Proprietary and Confidential Information. BlackRock shall treat confidentially and as proprietary information of the Funds all records and other information relating to the Funds, and the Funds’ prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by each Fund, which approval shall not be unreasonably withheld and may not be withheld where BlackRock may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Funds.

6.    Responsibility of BlackRock.

(a)    BlackRock shall exercise reasonable care and diligence in rendering its services under this Agreement. BlackRock is not liable for any loss suffered by the Funds in connection with the matters to which this Agreement relates, except a loss resulting from BlackRock’s own willful misfeasance, bad faith, gross negligence or breach of this Agreement on its part in the performance of its duties under this Agreement. Any person, even though also an officer, director or employee of BlackRock, who may be or become an officer, employee or agent of the Funds, shall be deemed, when rendering services to the Funds or acting on any business of the Funds (other than services or business in connection with BlackRock’s duties hereunder) to be rendering such services to or acting solely for the Funds and not as an officer, director or employee of BlackRock even though paid by it.

(b)    Notwithstanding anything in this Agreement to the contrary, BlackRock shall not be liable for any consequential, special or indirect losses or damages, regardless of whether the likelihood of such losses or damages was known by BlackRock.

(c)    Notwithstanding anything in this Agreement to the contrary, (i) BlackRock shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority: public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party; and (ii) BlackRock shall not be under any duty or obligation to inquire into nor shall it be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information reasonably believed by it to be genuine.

(d)    In performing its duties as described herein, BlackRock (i) will act in a manner not inconsistent with each Fund’s most recent Registration Statement and all amendments and supplements thereto (as presently in effect and as from time to time amended and supplemented) and resolutions of the Fund’s Board of Trustees/Directors known to BlackRock and (ii) will comply with all applicable requirements of the 1940 Act, of the Securities Act of 1933, of the Securities Exchange Act of 1934 and of any other laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by BlackRock hereunder to the extent that such requirements are applicable to the duties to be performed by BlackRock hereunder.

(e)    The provisions of this Section 6 shall survive termination of this Agreement.

7.    Indemnification.

(a)    A Fund may, in the discretion of the Board of Trustees/Directors of the Fund, indemnify BlackRock, and each of BlackRock’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at BlackRock’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Funds and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to a Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of a Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of a Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Trustees/Directors of the Fund.

(b)    A Fund may make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse a Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Board of Trustees/Directors of the Fund determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide security for such Indemnitee undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Trustees/Directors of the Fund who are neither “interested persons” of the Fund (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c)    All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable or is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non Party Directors of the Fund, or (ii) if such a quorum is not obtainable or, even if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized and shall be made in accordance with the immediately preceding clause (2) above.

(d)    The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

8.    Duration and Termination.

(a)    This Agreement shall become effective as of the date of its execution and delivery and shall continue in full force and effect for an initial term of one year with automatic one year renewals from year to year thereafter unless otherwise terminated in accordance with the provisions of this Section 8.

(b)    This agreement may be terminated by a Fund or by BlackRock on sixty (60) days’ prior written notice to the other party.

9.    Amendment of this Agreement. No provision of this Agreement may be changed, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

10.    Assignment. BlackRock may assign its rights and duties hereunder to any of its affiliates, provided that BlackRock obtains the Funds’ prior written consent to such assignment.

11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

12.    Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

13.    Miscellaneous.

(a)    Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties relating to the subject matter hereof and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties.

(b)    Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

(c)    Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(d)    Information. BlackRock will provide such information and documentation as the Board of Trustees/Directors of the Funds may reasonably request in connection with services provided by BlackRock.

(e)    Governing Law. This Agreement shall be deemed to be a contract made in the State of New York and governed by New York law, without regard to principles of conflicts of law.

(f)    Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Notwithstanding the foregoing sentence, if any provision of this Agreement relating directly or indirectly to the term of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the parties shall immediately negotiate in good faith in order to agree upon a new provision which is either (i) the economic equivalent of the invalid provision or (ii) acceptable to the party adversely affected by the invalidity of the prior provision.

(g)    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(h)    Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(i)    Systems. BlackRock shall retain title to and ownership of any and all of its own data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by BlackRock in connection with the services provided by BlackRock under this Agreement with respect to the Funds.

(j)    Limitation on Services. Notwithstanding anything in this Agreement to the contrary, the services of BlackRock under this Agreement do not constitute, and shall not be construed as constituting, investment management services, legal advice or the provision of legal services for or on behalf of BlackRock or any other person.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

BLACKROCK ADVISORS, LLC

By:

Name: Trent Walker
Title: Managing Director

ON BEHALF OF EACH FUND LISTED IN SCHEDULE A HERETO,

By:

Name: John M. Perlowski
Title: President and Chief Executive Officer

Exhibit 1

Instrument of Accession

Reference is hereby made to the Accounting Support and Administration Agreement (the “Agreement”) dated             , 2021 by and between BLACKROCK ADVISORS, LLC (“BlackRock”) and each entity listed on Schedule A thereto or which has or shall become a signatory thereto by execution of an instrument of accession substantially in the form hereof. In order that it may become a party to the aforesaid Agreement, including, without limitation, any and all schedules and exhibits thereto, [Fund Name] agrees and binds itself to the terms and conditions thereof and acknowledges that by its execution and delivery of this Instrument it shall assume all of the obligations and shall be entitled to all of the rights of a Fund (as such term is defined in the Agreement), as if it were an original party thereto. This Instrument of Accession shall take effect and shall become a part of said Agreement immediately upon its execution and delivery.

Executed as of the date set forth below under the laws of the State of New York.

[NAME OF FUND]

By:

Name:
Title:

Accepted and agreed to:

BLACKROCK ADVISORS, LLC

By:

Name:
Title:

Date:

Schedule A

To the Accounting Support and Administration Agreement dated January 1, 2021 by and among BlackRock Advisors, LLC and each entity listed on Schedule A hereto, as may be amended from time to time.

(As of January 1, 2021)

Fees

Fund	Class	Administration Fee (as % of net assets)[1]
iShares MSCI EAFE International Index Fund of BlackRock Index Funds, Inc.	Institutional Shares	0.08
	Investor A Shares	0.08
	Class K Shares	0.03
	Investor P Shares	0.08

Accepted and Agreed to effective as of the date above:

BlackRock Advisors, LLC

By:
Name: Trent Walker
Title: Managing Director

On behalf of Each Fund Listed on this Schedule A

By:
Name: John M. Perlowski
Title: President and Chief Executive Officer

[1]

Expenses attributable to one or more, but not all, of the Funds or share classes (such as shareholder servicing expenses) shall be charged against the assets of the relevant Funds or share classes. Because of the differences in the expenses attributable to one or more, but not all, of the share classes of a particular Fund, a Fund may have different administration fees for different share classes.